Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE NOTE

$809,705.75	Original Issuance Date: June 24, 2026

FOR VALUE RECEIVED, Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Maker”) promises to pay to the order of Defender Opportunity LLC or its assigns (the “Holder”), at such place as may be designated in writing by the Holder, the principal sum of $809,705.75 (this “Note”) on the Maturity Date, as defined.

1. Maturity Date. The principal amount of the loan evidenced hereby, together with any accrued and unpaid interest, and any and all unpaid costs, fees and expenses accrued, shall be due and payable on December 31, 2026 (the “Maturity Date”).

2. Interest. All amounts outstanding from time to time hereunder shall bear interest at the rate of 11% per annum from the Original Issue Date until November 12, 2026 and 22% per annum thereafter and shall be due and payable upon the earlier of (i) the Conversion (as defined below) in full of this Note, after November 12, 2026 (ii) any prepayment of this Note with the consent of the Holder or (ii) the Maturity Date. All payments of principal shall be made in lawful money of the United States which shall be legal tender in payment of all debts, public and private, at the time of payment. Notwithstanding anything herein to the contrary, no interest shall be payable upon Conversion of this Note if the Merger is consummated on or before September 30, 2026.

3. Prepayment; Payment. This Note may not be prepaid in whole or in part absent the prior written consent of the Holder.

4. Waivers. All persons now or at any time liable for payment of this Note hereby waive presentment, protest, notice of protest and dishonor. The Maker expressly consents to any extension or renewal, in whole or in part, and all delays in time of payment or other performance which the Holder may grant at any time and from time to time without limitation and without any notice or further consent of the undersigned; provided, however, that no such extension, renewal or delay shall increase the principal amount of, or rate of interest on, this Note without the Maker’s prior written consent. The remedies of the Holder as provided herein shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of the Holder, and may be exercised as often as the occasion therefor shall arise.

5. Conversion. (a) After the Original Issue Date until this Note is no longer outstanding, this Note shall be convertible, including any accrued and unpaid interest, in whole, at any time, and from time to time, into shares of common stock (the “Common Stock”) of the Maker (the “Conversion Shares”) at the option of the Holder (“Conversion”) at a conversion price of $0.01966 per share, as adjusted hereunder (the “Conversion Price”). The Holder shall effect the conversion by delivering to the Maker a Conversion Notice, the form of which is attached hereto as Annex A (the “Conversion Notice”), specifying therein the principal amount and interest on this Note to be converted and the date on which such conversion shall be effected and Conversion Shares issued (such date, the “Conversion Date”). The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted, plus accrued but unpaid interest, by (y) the Conversion Price. The Conversion Date shall be one Trading Day after the notice is received by the Maker or such later date as the Holder may elect. As used in this Note, “Trading Day” means a day on which the principal trading market shall be open for business. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. To effect the Conversion hereunder, the Holder shall not be required to physically surrender this Note to the Maker, except in connection with the final conversion of this Note. Following the earlier of (a) the date that the Conversion Shares may be resold pursuant to Rule 144 under the Securities Act and (b) the effective date of a registration statement registering the resale of the Conversion Shares, the Conversion Shares shall be delivered free of legends and trading restrictions and electronically through the Depository Trust Company or another established clearing corporation performing similar functions. The Maker’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Maker or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Maker to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Maker of any such action the Maker may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof, the Maker may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Maker posts a surety bond for the benefit of the Holder in the amount of 100% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Maker shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. In addition to any other rights available to the Holder, if the Maker fails for any reason to deliver to the Holder such Conversion Shares by the Conversion Date pursuant to Section 5 and if after such Conversion Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Conversion Date (a “Buy-In”), then the Maker shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Maker had timely complied with its delivery requirements under Section 5. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Maker shall be required to pay the Holder $1,000. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Maker, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(b) Mandatory Conversion. The Holder acknowledges that the Maker has entered into an Agreement and Plan of Merger (the “Merger Agreement” and the transactions contemplated thereunder, the “Merger”) by and among the Maker, Gravitics Merger Sub, Inc. and Gravitics, Inc. dated March 6, 2026, which Merger Agreement was publicly disclosed in a Form 8-K filed by the Maker with the Securities and Exchange Commission on March 12, 2026. Provided that the Merger is consummated on or before September 30, 2026, this Note shall convert into the Conversion Shares immediately upon the closing of the Merger without the payment of any interest; provided that the number of shares of Common Stock issued to the stockholders of Gravitics, Inc. in the Merger shall assume the consummation of the Conversion prior to such closing. The Holder acknowledges and agrees that the consummation of the Merger shall not constitute a breach of or default under any provision of this Note.

6. Holder’s Conversion Limitations. The Maker shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Conversion Notice, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates (such persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Maker subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6 applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Maker shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Maker, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 6 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Maker. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

7. Stock Dividends and Stock Splits. If the Maker at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other securities convertible into or exercisable for Common Stock (including promissory notes, Notes, shares of preferred stock, warrants, or other rights) (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Maker upon conversion of, or payment of interest on, the Note or any shares of Common Stock issued in connection with the Merger), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Maker, then the Conversion Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Maker) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 6 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

8. Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Maker, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Maker with or into another person or entity, (ii) the Maker (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Maker or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Maker, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Maker, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person, entity or group of persons or entities whereby such other person, entity or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person, entity or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6 on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Maker, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6 on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Maker shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Maker shall cause any successor entity in a Fundamental Transaction in which the Maker is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Maker under this Note in accordance with the provisions of this Section 8 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (such approval not to be unreasonably withheld, conditioned or delayed) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Maker” shall refer instead to the Successor Entity), and may exercise every right and power of the Maker and shall assume all of the obligations of the Maker under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Maker herein.

9. Events of Default; Remedies. Each of the following shall constitute an “Event of Default”: (a) failure to pay any amount due under this Note or comply with any material contractual obligations or obligations under this Note or the Note Purchase Agreement pursuant to which this Note is issued, which failure is not cured within five business days after written notice; (b) failure to issue the Conversion Shares within three days of receipt of a Conversion Notice and in the form required hereunder; (c) the occurrence of any default under, prepayment of or acceleration prior to maturity of at least an aggregate of $100,000 of indebtedness of the Maker or any of its Subsidiaries; (d) the Maker’s bankruptcy, insolvency, assignment for benefit of creditors, or appointment of a receiver or trustee; (e) dissolution or cessation of business operations; or (f) entry of a final judgment against the Maker exceeding $100,000 that remains unsatisfied for 10 days. Upon an Event of Default, the Holder may declare all amounts immediately due and payable, and interest shall accrue at the lesser of 24% per annum or the maximum rate permitted by law until paid in full; provided, however, with respect to an Event of Default pursuant to clause (b) above, the amount payable shall be the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest hereon, divided by the Conversion Price multiplied by the daily weighted average price of the Common Stock on the primary trading market on the date notice of the Event of Default is given, or (ii) the outstanding principal amount of this Note, plus accrued and unpaid interest hereon. The Maker agrees to pay all costs of collection incurred in enforcing this Note, including attorneys’ fees and costs at both trial and appellate levels and in any bankruptcy action. In the event any legal proceedings are instituted in connection with, or for the enforcement of, this Note, Holder shall be entitled to recover its costs of suit, including attorneys’ fees and costs, at both trial and appellate levels and in any bankruptcy action.

10. Governing Law; Exclusive Jurisdiction. This Note is to be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of law principles). Any action brought upon the enforcement of this Note shall only be instituted in the state and federal courts located in New York, New York. The parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY. The prevailing party in any action to enforce this Note shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action, or proceeding in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

11. Amendment; Assignment. This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. The obligations under this Note shall not be assignable or transferable by the Maker without the express written consent of the Holder or except by operation of law; provided, however, that no assignment or transfer shall be effective unless the assignee or transferee agrees in writing to be bound by all terms and conditions of this Note. The Holder may not assign or transfer this Note or any rights hereunder without the prior written consent of the Maker, which consent shall not be unreasonably withheld.

12. Severability. The unenforceability or invalidity of any provision of this Note as to any person or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

13. Strict Obligations. No delay on the part of Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy. The failure of Holder to insist upon strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Holder for the future use of that term, right or remedy. No waiver of any right of the Holder is effective unless in writing executed by the Holder.

14. Usury. To the extent it may lawfully do so, the Maker hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by any Holder in order to enforce any right or remedy under any this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Maker under this Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Maker may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Maker to any Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by such Holder to the unpaid principal balance of any such indebtedness or be refunded to the Maker, the manner of handling such excess to be at such Holder’s election.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Note on the Original Issuance Date.

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ James J. Martin
Its:	Chief Financial Officer

ANNEX A

CONVERSION NOTICE

The undersigned hereby elects to convert principal under the Convertible Note due December 31, 2026 of Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Company”), into _____ shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest to be converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

DWAC Instructions:

Broker No:
Account No: